CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated December 27, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Zoltek Companies, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2006. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
January 3, 2007